Exhibit 4.3

CI&T Inc.

2nd STOCK OPTION PROGRAM

This 2nd Stock Option Program ("2nd Program"), as amended by CI&T Software S.A. (“CI&T Brasil”) Board of Directors resolution held on October, 29, 2021, and approved by CI&T Inc (“Company”) Board of Directors resolution held on October 29, 2021, consists in the adaptation of the 2nd Stock Option Program of CI&T Brasil, in view of the migration of the Stock Option Plan ("Plan") from CI&T Brasil to the Company. The terms and conditions of the 2nd Program are described below and the particular conditions applicable to each of the Participants will be described in the respective Stock Option Agreements ("Option Agreements")

1.Participants. The Managers, Executives, Employees and Service Providers of the Company or its Subsidiaries indicated in a list which is filed at the Company's headquarters (jointly, the "Participants").

2.Conditions for the Exercise. The Options purchased by the Participant that become Vested Options may only be exercised upon occurrence of a Liquidity Event, provided that, in all cases, any event of termination of the Options has occurred, as provided for in the Plan.

3.Global Volume and Options. The number of Options delivered will not exceed the global limit approved in the Plan. Each Option, if exercised, will correspond to 1 (one) share of the Company's capital stock on the date hereof. The Option Agreement entered into with the Participant will provide for the number of Options to be purchased by the respective Participant.

4.Verification of the Occurrence of a Liquidity Event. The following events shall be considered Liquidity Events:

(i)   occurrence of an initial public offering of shares issued by the Company that: (a) results in the listing and effective trading of shares issued by the Company in B3 S.A. – Brasil, Bolsa, Balcão or any other top tier foreign stock exchange ("IPO");

(ii)  occurrence of the transfer of the entirety of shares issued by the Company directly or indirectly held by investment funds managed by Advent International Corporation ("Advent") to a Third Party, other than an Affiliate of Advent ("Sale of the Company"); or

(iii) occurrence of the transfer, directly or indirectly, of shares issued by the Company representing more than fifty percent (50%) of the voting capital stock of the Company to a Third Party ("Change of Control").

4.1.           If a Liquidity Event is verified, the Company shall notify the Participants informing the possibility to exercise the Vested Options, subject to the provisions of the Plan, by means of a written notice, delivered personally or sent by e-mail with acknowledgment of receipt to the addresses indicated in the respective Option Agreement.

4.2.           The Options shall become early exercisable - therefore becoming Vested Options - upon occurrence of a Sale of the Company or Change of Control, in which case the Company shall notify the Participants (including the price to be paid for the Shares on the

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Sale of the Company or Change of Control) no later than fifteen (15) days prior to the consummation of the Sale of the Company or Change of Control (“Closing”), so that the Participants can notify the Company within up to five (5) days from receiving such notice of whether or not he/she wishes to exercise the Vested Options.

4.3.           In case the Participant wishes to exercise the Vested Options, he/she shall take all necessary steps to do so, including, but not limited to, the subscription and payment of the Shares resulting from the Options, or payment for the acquisition of Shares held in treasury, as applicable, in the period comprised between the date of his manifestation and five (5) days prior to the Closing.

4.4.          In the event that the Participant informs the Company that he does not wish to exercise his Vested Options - or fails to notify the Company within the period set forth in Clause 4.2 above – his/her Options shall automatically lapse and be cancelled, regardless of prior notice, in which case the Participant will lose the investment made to acquire such Vested Options.

4.5. After an IPO, the Company shall establish exercise windows for the exercise of the Vested Options, as set forth in the Option Agreement.

5.                 Acquisition Price. The Acquisition Price acquisition price of one (1) Option by the Participant to be paid by the Participant (“Acquisition Price”) shall be set forth in the Option Agreement.

6.            Exercise Price . The exercise price to be paid by the Participant for each Option (“Exercise Price”) shall be set forth in the Option Agreement.

6.1. In the event of non-payment of the Exercise Price as set forth in the Option Agreement, the Options shall automatically lapse and be cancelled, irrespective of prior notice, and without the Participant being entitled to any reimbursement or indemnification, and all acts related to the issuance, subscription, payment or acquisition of Shares, as the case may be, already performed shall become ineffective.

7.            Vesting Period. Options shall become exercisable (i.e. they shall become Vested Options) as follows:

(a) Seventy-five percent (75%) of the Options granted to the Participant shall become Vested Options to the extent that the Participant remains continuously engaged as a Manager, Executive, Employee or Service Provider of the Company or of its Subsidiaries from the date of execution of the Option Agreement until the expiration of the vesting periods specified below, in the following proportions ("Vesting Period"):

(i)        seven point five percent (7.5%) of such Options shall vest on January 1, 2021;

(ii)       eleven point twenty-five percent (11.25%) of such Options shall vest on January 1, 2022;

(iii)      fifteen percent (15%) of such Options shall vest on January 1, 2023;

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(iv)      fifteen percent (15%) of such Options shall vest on January 1, 2024;

(v)       fifteen percent (15%) of such Options shall vest on January 1, 2025;

(vi)      seven point five percent (7.5%) of such Options shall vest on January 1, 2026; and

(vii)     three point seventy-five (3.75%) of such Options shall vest on January 1, 2027.

(b) The remaining twenty-five per cent (25%) of the Options granted to the Participant shall become Vested Options to the extent that the Participant is a Manager, Executive, Employee or Service Provider of the Company or of its Subsidiaries on the date of occurrence of the Liquidity Event. In the event of Termination of the Participant, for any reason, prior to the occurrence of a Liquidity Event, all Options referred to in this item (b) shall remain as Non-Vested Options and shall automatically lapse and be cancelled, without any possibility of exercise whereupon, depending on the nature of the Participant’s Termination, the Company shall repurchase the Non-Vested Options or the Participant shall lose the investment made in the acquisition of such Non-Vested Options, as provided for in Clause 12 of the Plan.

The Vesting Period shall be accelerated upon occurrence of a Sale of the Company or Change of Control, as defined in Clause 5.3 of the Plan. For the avoidance of doubt, only a Sale of the Company or Change of Control accelerates the Vesting Period, provided that occurrence of an IPO does not accelerate the Vesting Period.

8.                 Term of Exercise. The term of exercise begins after the expiration of the Vesting Period and shall remain in force until the first to occur between (i) verification of a Sale of the Company or Change of Control and provided that Vested Options are not exercised prior to the Closing, as set forth in Clause 4.2 above; or (ii) in the event of occurrence of an IPO, expiration of a term (ii.a) of twelve (12) months counted from the date on which the IPO occurred, in respect of Vested Options vested until and including the date of the IPO, or (ii.b) of twelve (12) months counted from the date on which the Options become Vested Options after the date of the IPO; it being understood, however, that the Participant will have the right to keep up to 40.883 Vested Options (adjusted by split, reverse split and similar events under the terms of the Plan) for exercise after the terms stated in these items (ii.a) and (ii.b), provided that the exercise of said Vested Options occurs until January 1, 2028 and provided further that there is no Termination of the Participant. In the event of Participant’s Termination, the right to extend the exercise term provided herein shall automatically lapse and be cancelled and the Participant shall exercise such Vested Options which exercise term has been extended within a maximum period of twelve (12) months counted as of the date of the Termination and the Participants will not be entitled to any refund or indemnity ("Maximum Exercise Term").

9.                Restrictions to the Transfer of Shares. In the event of an IPO, the Participant may only sell or negotiate fifty percent (50%) of its Shares resulting from the exercise of the Options and the remainder fifty percent (50%) can be sold or negotiated only after the lapse of one hundred and eighty (180) days counted from the date of exercise of the Options. In the event of a Sale of the Company or Change of Control, there shall be no restrictions on the transfer of the Shares resulting

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from the exercise of Options, applying, however, the other clauses and conditions provided for in this Program, the Plan and the Option Agreement.

10.Changes. Any changes to the provisions of this 2nd Program shall only take effect with respect to the Participants to the extent they expressly agree to such changes, except in the case provided for in Clause 13.4 of the Plan, in which case the changes shall not depend on the Participants' agreement.

11.Retroactive Effects. This 2nd Program has retroactive effects as of April 1st, 2020 in respect of CI&T Brazil.

12.Definitions. Unless otherwise defined herein, the capitalized terms and expressions used in this 2nd Program have the same meanings assigned to them in the Plan.

13.General Provisions. Any doubts or divergences that may arise on the part of the Company or the Participants in relation to the acquisitions object of this 2nd Program or any of its conditions shall be submitted to the Board of Directors.

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